                                                                      Exhibit 99



INVESTOR CONTACT:     Investor Relations
                      (330) 665-8814

MEDIA CONTACT:        David Edmonds
                      (330) 665-8847

FOR IMMEDIATE RELEASE

OCTOBER 7, 1997

               CALIBER SYSTEM REPORTS STRONG THIRD QUARTER RESULTS
                         OPERATING INCOME AT RPS UP 52%

          AKRON, OHIO - Caliber System, Inc. (NYSE: CBB) today reported net earnings from its ongoing businesses for the third quarter ended September 13, 1997, of $35.3 million or $.90 per share. These earnings exclude $4.3 million of transition costs attributable to operating losses at the former Central Freight Lines and other non-recurring costs related to the closing of the former Coles and Spartan Divisions of Viking Freight. Including the transition costs, the Company's net income for the quarter was $32.4 million or $.83 per share, compared to a net loss of $1.97 million or $.05 per share for the third quarter of 1996.

          Combined revenue for RPS, Caliber Logistics and Roberts Express increased 26% for the quarter, from $399.4 million in 1996 to $503.1 million in 1997. Third quarter 1997 revenue from Viking's ongoing operations in the West amounted to $84.4 million. Caliber's total revenue decreased from $627.2 million in the third quarter last year to $592.5 million in 1997 as a result of the Viking restructuring announced on March 27, 1997. RPS, Viking Freight and Roberts Express were positively impacted by the 12-day work stoppage at United Parcel Service (UPS).

          "We are pleased with our results," said Daniel J. Sullivan, Chairman, President and CEO of Caliber System. "These third quarter earnings, our best performance since the company was formed in 1996, represent continuing improvement over our first half numbers. We have realized significant increases in profits, operating margins and revenue from our ongoing operations." Sullivan added that the company has reduced its debt by half, from $430 million on January 1 to approximately $213 million at the close of the third quarter.

          For the first three quarters of 1997, net income from ongoing operations was $66.8 million or $1.70 per share. First quarter restructuring costs for Viking of $1.43 per share, discussed in Caliber's first quarter earnings release, and transition expenses of $.35 per share reduced year-to-date earnings per share to a loss of $.08, compared to earnings of $.20 per share for the first three quarters of 1996. Revenues from ongoing operations of $1.75 billion for the first three quarters are slightly below the $1.83 billion realized a year ago because of the restructuring.

Third Quarter Results
Page 2 of 4

RPS's Year-Over-Year Operating Income Rises by 52%
--------------------------------------------------

          Operating income at RPS for the quarter rose 52% to $44.8 million from $29.5 million for the same period in 1996. Revenue was $388.4 million, up 28% from $304.3 million a year ago as RPS continued its trend of double-digit growth.

          Daily package volume topped 1.5 million during the UPS work stoppage, compared to pre-strike levels of approximately 1.2 million.

          "RPS's terminal network is still operating near capacity in the aftermath of the new UPS labor agreement, and we expect that to be the case at least through the end of the year," said Sullivan. "We have maintained package quotas for our customers so that we can continue to preserve our on-time service record throughout the traditional peak season."

          Sullivan added that RPS's first priority remains servicing existing customers and that the carrier will add new customers only as capacity allows.

          The 12-day impact of the UPS strike amounted to approximately $21 million in revenue and $6 million of operating income. Our analysis indicates that RPS has retained more than 15% of the incremental business enjoyed during the work stoppage.

Viking's Ongoing Operations Show Significant Improvement
--------------------------------------------------------

          Viking's ongoing operations earned an operating profit of $5.8 million in the third quarter, compared to $1.4 million posted in the second quarter. In 1996, Viking reported third quarter operating losses of $38.2 million.

          "Viking is outperforming our post-restructuring expectations," stated Sullivan. "Both our yields and operating ratio are steadily improving as volume continues to grow, and on-time service is consistently exceeding 98%."

Caliber Logistics and Roberts Express Record Strong Performances
----------------------------------------------------------------

          Caliber Logistics experienced a 32% increase in gross revenue and a 27% gain in net revenue and also improved its operating income over the same quarter last year. Critical-shipment carrier Roberts Express recorded year-over-year revenue and operating income growth of 14% and 30%, respectively, while continuing to post a strong operating ratio.

Third Quarter Results
Page 3 of 4

Consolidated Results
--------------------

          Unaudited revenue and earnings for the third quarter of 1997 and year to date, with comparable figures for 1996, are as follows:

                                                          Third Quarter                          Year to Date
                                                          -------------                          ------------
                                                Sept. 13, 1997     Sept. 7, 1996      Sept. 13, 1997        Sept. 7, 1996
                                                --------------     -------------      --------------        -------------
                                                               (dollars in thousands, except per share data)
Revenue:
    RPS                                          $   388,399         $   304,253         $ 1,066,249         $   894,404
    Viking                                            84,379             227,864             366,869             665,429
    Other                                            114,231              95,109             319,891             265,368
                                                 -----------         -----------         -----------         -----------
                                                     587,009             627,226           1,753,009           1,825,201
Transition Revenue                                     5,479                --                55,351                --
                                                 -----------         -----------         -----------         -----------
Net Revenue                                          592,488             627,226           1,808,360           1,825,201

Operating Expenses                                   534,066             627,002           1,796,452           1,805,382
                                                 -----------         -----------         -----------         -----------
Operating Income (Loss):
     RPS                                              44,821              29,447             115,869              85,382
     Viking                                            5,841             (38,217)            (25,817)            (85,458)
     Other                                            12,065               8,994              27,297              19,895
                                                 -----------         -----------         -----------         -----------
                                                      62,727                 224             117,349              19,819
Transition Operating Loss                             (4,305)               --               (20,441)               --
Restructuring Charge                                    --                  --               (85,000)               --
                                                 -----------         -----------         -----------         -----------
Operating Income                                      58,422                 224              11,908              19,819

Other Expense, Net                                    (3,039)             (2,965)             (5,567)             (5,567)
                                                 -----------         -----------         -----------         -----------
Income (Loss) Before Income Taxes                     55,383              (2,741)              6,341              14,252
Provision (Benefit) For Income Taxes                  22,934                (771)              9,531               6,381
                                                 -----------         -----------         -----------         -----------
Net Income (Loss)                                $    32,449         $    (1,970)        $    (3,190)        $     7,871
                                                 ===========         ===========         ===========         ===========
Earnings (Loss) Per Share                        $      0.83         $     (0.05)        $     (0.08)        $      0.20
                                                 ===========         ===========         ===========         ===========
Average Shares Outstanding                            39,207              39,505              39,221              39,512
                                                 ===========         ===========         ===========         ===========


     Note: The gain on the sale of investments decreased other expense, net by $7.6 million or $.12 per share year to date. The Company operates in 13 four-week periods. Each of the first three quarters contain 12 weeks and the fourth quarter contains 16 weeks.

Third Quarter Results
Page 4 of 4

          Caliber System is a leading provider of value-added transportation, logistics and related information services. Its operating companies include RPS, a business-to-business small-package carrier; Viking Freight, a supplier of regional freight service in the West; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of systemwide information services.

          As announced on October 6, 1997, Caliber System has entered into a definitive agreement with Federal Express Corporation. FDX Corporation, a new holding company to be formed as part of the transaction, will acquire Caliber and its operating units. The transaction, which is subject to approval by the shareholders of both companies and other customary conditions, is expected to close in early 1998.

          This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

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